Exhibit 10.03

Citigroup Inc.
Performance Share Unit Award Agreement
Summary

Citigroup Inc. (“Citigroup”) hereby grants to {NAME} (the “Participant” or "you") the performance share unit award (the “Award”) summarized below.

For the Award to be effective, you must accept below acknowledging that you have received and read this Award Agreement, including the Terms and Conditions set forth following this Award Summary (collectively, this “Agreement”) and the DIRAP (as defined below) (collectively, including this Agreement, the “Legal Documents”).

Summary of Participant’s Performance Share Unit Award

Award Date	[Date]
Target Award	[Number] Performance Share Units (“PSUs”)
Scheduled Vesting Date	[Vesting Schedule][1]

Acceptance and Agreement by Participant. I hereby accept the Award and acknowledge that I have received and read the Legal Documents and that I understand and agree to be bound by them.

CITIGROUP INC.    PARTICIPANT'S ACCEPTANCE:

By: ________________________    __________________________
[Name]    Name:
[Title]    GEID:

_______________________
1 Unless otherwise specified herein, the vesting schedule and the other terms omitted from this Award Agreement will be disclosed in Citigroup’s annual proxy statement reporting on compensation for the year for which the Award was granted. Employees designated as Material Risk Takers in the United Kingdom, or elsewhere as contemplated by local regulations (“MRTs”), will have their Awards deferred beyond the scheduled vesting date of the Award, as required by local regulations, and may be subject to additional hold-back requirements, as required by local regulations.

TERMS AND CONDITIONS

The Award is granted pursuant to, and subject to the terms of, the Citigroup Inc. Discretionary Incentive and Retention Award Plan, as amended and restated effective as of January 1, 2025 (the “DIRAP”). As used herein, (i) “Company” means Citigroup and its consolidated subsidiaries and (ii) “Committee” means the Compensation, Performance Management, and Culture Committee of the Citigroup Board of Directors (or any successor committee) or any person having delegated authority from the Committee over the administration of the Award.

1.Participant Acknowledgements.

YOU ACKNOWLEDGE THAT YOU HAVE BEEN PROVIDED WITH THE OPPORTUNITY TO REVIEW THE LEGAL DOCUMENTS FOR NO FEWER THAN FOURTEEN BUSINESS DAYS, HAD THE OPPORTUNITY TO CONSULT WITH LEGAL COUNSEL AND HAVE READ THIS AGREEMENT CAREFULLY PRIOR TO ACCEPTING THE AWARD

In addition, you acknowledge and agree that:

(a)the Award will be canceled in accordance with the terms of this Agreement if the settlement conditions set forth herein are not satisfied;
(b)amounts paid in settlement of the Award are subject to repayment in the circumstances and pursuant to the terms set forth herein;
(c)neither the Award nor any amounts payable in respect of the Award will be considered when calculating any statutory, common law or other employment-related payment to Participant, including any severance, resignation, termination, redundancy, end-of-service, bonus, long-service awards, pension, superannuation or retirement or welfare or similar payments, benefits or entitlements;
(d)any monetary value assigned to the Award in any communication is contingent, hypothetical, and for illustrative purposes only and does not express or imply any promise or intent by the Company to deliver, directly or indirectly, any certain or determinable value to Participant;
(e)Participant had no right to receive the Award and receipt of the Award is neither an indication nor a guarantee that an incentive or deferred compensation award of any type or amount will be made in the future;
(f)the Award is an unsecured general obligation of Citigroup and, until paid in accordance with its terms, is subject to the claims of Citigroup’s creditors. The currency in which Participant’s Award is denominated and/or paid and any required tax withholding and reporting will be in accordance with Citigroup’s policies, as in effect from time to time, relating to the administration of Citigroup’s incentive compensation programs (including Citigroup’s policies with respect to this Award);
(g)the Award does not confer any shareholder rights of any kind. The Award is not an equity security of Citigroup, and as such, Participant has no shareholder rights derived from the Award. The Award does not confer any voting rights or rights to dividends at any time, and all value attributable to the Award including the amount equal to cash dividends referenced herein is compensation; and

(h)the official language of the Agreement is English, which official language will govern the interpretation of the Agreement, notwithstanding that unofficial translations of the Agreement to a different language may have been made available to Participant.
2.Performance Share Units.
(a)    General. Each PSU corresponds to one share of Citigroup Inc. common stock; however, PSUs will be settled in cash as provided herein. The portion, if any, of Participant’s Target Award that will be earned is based on the Company’s performance against the performance measures set forth in this Section 2, the Award’s Settlement Conditions (as defined below), and the other terms and conditions set forth in this Agreement, in each case subject to Section 10.
(b)    Performance Metrics and Schedule.
(i)        Performance Schedule. Participant’s Award will be earned based on Citigroup’s performance against the Weighted Average RoTCE metric and the Cumulative TBVPS metric for the Performance Period in accordance with the performance schedule below. The metrics will be equally weighted; Citigroup’s performance against each metric will determine fifty percent (50%) of Participant’s Award.

Metric: Citigroup Weighted Average RoTCE over the Performance Period	Percentage of Target PSUs Earned	Metric: Citigroup Cumulative TBVPS over the Performance Period	Percent of Target PSUs Earned
Less than ___%	___%	Less than $___	___%
At least ___% and less than ___%	Interpolation from ___% to ___% dependent on Relative Weighted Average RoTCE performance	At least $___ and less than $___	Interpolation from 0% (at $260.00 cumulative TBVPS) to 50% (at $270.00 cumulative TBVPS)
At least ___% and less than ___%	Greater of (1) interpolation from ___% (at ___% RoTCE) to ___% (at ___% RoTCE) and (2) percentage based on Relative Weighted Average RoTCE performance	At least $___ and less than $___	Interpolation from ___% (at $___ cumulative TBVPS) to ___% (at $___ cumulative TBVPS)
___% or more	___%	At least $___ and less than $___	___%

At least $___ and less than $___	Interpolation from ___% (at $___ cumulative TBVPS) to ___% (at $___ cumulative TBVPS)
$___ or more	___%

(ii)        Interpolation.

(1)For the Weighted Average RoTCE performance metric, if Weighted Average RoTCE is between the ___% and ___% targets, for purposes of interpolation from ___% (at ___% RoTCE) to ___% (at ___% RoTCE) the number of PSUs earned by Participant will be determined by straight-line interpolation between ___% and ___% targets.
(2)For the Cumulative TBVPS metric, if Cumulative TBVPS is between $___ and $___, between $___ and $___, or between $___ and $___ the number of PSUs earned by Participant in respect of the Cumulative TBVPS metric will be determined by straight-line interpolation between the applicable two points.
(iii)    Defined Terms. For purposes of this Agreement:
“Cumulative TBVPS” means the sum of the “tangible book value per share” as of the last day of each fiscal year in the Performance Period, as reported in Citigroup’s Annual Report on Form 10-K.
“Weighted Average RoTCE” means the weighted average of Citigroup’s RoTCE for the fiscal years in the Performance Period, calculated with a 20% weighting for the first fiscal year in the Performance Period, a 30% weighting for the second fiscal year in the Performance Period, and a 50% weighting for the third fiscal year in the Performance Period.

“Relative Weighted Average RoTCE” means the ranking of Citigroup’s Change in Weighted Average RoTCE compared to the rank of the Change in Weighted Average RoTCE of the members of the Comparison Group determined in accordance with Subsection 2(b)(iv).
“Change in Weighted Average RoTCE” means the absolute (not relative) difference between the weighted average of Citigroup’s or a member of the Comparison Group’s, as applicable, RoTCE for the fiscal years in the Performance Period, calculated with a 20% weighting for the first fiscal year in the Performance Period, a 30% weighting for the second fiscal year in the Performance Period, and a 50% weighting for the third fiscal year in the Performance Period and the ROTCE for the fiscal year immediately prior to the beginning of the Performance Period.
“RoTCE” means the return on tangible common equity for each fiscal year in the Performance Period, as reported in Citigroup’s or a member of the Comparison Group’s Annual Report on Form 10-K or as otherwise publicly reported.

“Performance Period” means ______, 20__ through _______, 20__.
“Comparison Group” means the companies listed below:

Bank of America Corporation
Barclays PLC
Deutsche Bank AG
The Goldman Sachs Group, Inc.
HSBC Holdings plc
JPMorgan Chase & Co.
Morgan Stanley Inc.
UBS A.G.
Wells Fargo & Company

(iv)    Relative Weighted Average RoTCE Performance. After the end of the Performance Period, the Committee will rank each member of the Comparison Group according to Change in Weighted Average RoTCE, and after that ranking Citigroup’s Change in Weighted Average RoTCE relative to the Change in Weighted Average RoTCE of members of the Comparison Group will determine the percentage of PSUs earned under the Relative Weighted Average RoTCE performance metric, as follows (using straight-line interpolation):

Relative Change in Weighted Average RoTCE Performance of Citigroup	PSUs Earned Based on Relative Change in Weighted Average RoTCE Performance
0 Percentile	___%
25th Percentile	___%
50th Percentile	___%
75th or higher Percentile	___%

After the end of the Performance Period, the Committee will rank each member of the Comparison Group according to Change in Weighted Average RoTCE as follows:

Comparison Group Change in Weighted Average RoTCE Rank	Percentile Rank
1	100.00%
2	87.50%
3	75.00%
4	62.50%
5	50.00%
6	37.50%
7	25.00%

8	12.50%
9	00.00%
Citigroup’s Change in Weighted Average RoTCE will then be compared to Change in Weighted Average RoTCE of the Comparison Group. If Citigroup’s Change in Weighted Average RoTCE is (1) equal to the Change in Weighted Average RoTCE of a member of the Comparison Group, then Citigroup’s percentile rank will be deemed to be equal to the percentile rank of that member, (2) between the Change in Weighted Average RoTCE of two members of the Comparison Group, then Citigroup’s percentile rank will be based on the linear interpolation between the percentile rank of those members and (3) greater than Change in Weighted Average RoTCE of the highest ranking Comparison Group member or less than the Change in Weighted Average RoTCE of the lowest ranking Comparison Group member, then Citigroup’s percentile rank will be deemed to be 100.00% or 0.00%, respectively.
(c)    Cap on Awards for Negative TSR during the Performance Period. Notwithstanding any provision of this Agreement to the contrary, if the Committee determines that Citigroup’s TSR, calculated in accordance with Subsection 2(c)(i) below, for the Performance Period is negative, the number of PSUs earned by Participant will not exceed the number of PSUs in Participant’s Target Award shown on the Award Summary.
    (i)    For purposes of Subsection 2(c), “TSR” for Citigroup will be expressed as a percentage determined by dividing: (A) (1) the average of the closing prices on the New York Stock Exchange (“NYSE”) on the twenty (20) trading days ending on the last day in the Performance Period of shares of Citigroup common stock plus (2) the amount of the “Adjusted Value of Reinvested Dividends of Citigroup common stock” (as defined below), minus (3) the average of the closing prices on the NYSE on the twenty (20) trading days immediately preceding the first day of the Performance Period, by (B) the average of the closing prices on the NYSE on the twenty (20) trading days immediately preceding the first day of the Performance Period.
(ii)    For purposes of Subsection 2(c)(i), “Adjusted Value of Reinvested Dividends of Citigroup common stock” means the product of A and B divided by C, where “A” is equal to the sum of all dividends paid on a share of Citigroup common stock during the Performance Period assuming dividend reinvestment through the last trading day of the Performance Period, “B” is the average of the closing prices on the NYSE on the twenty (20) trading days ending on the last day in the Performance Period, and “C” is the closing price of a share of Citigroup common stock on the NYSE on the last trading day of the Performance Period.
(d)    Conversion of Vested Earned PSUs to Cash.2 After the end of the Performance Period, the Committee will determine the percentage of the Target Award PSUs that have been earned by the Participant during the Performance Period pursuant to Subsection 2(b). The Committee will then multiply the percentage determined pursuant to the performance schedule in Subsection 2(b) by the allocable number of Target Award PSUs (the “Earned Award”), to derive a number of PSUs constituting the Earned Award. After Participant’s Scheduled Vesting Date, the Committee will determine the extent to which Participant has vested in his or her Earned Award, determined after applying the provisions of Section 3 and Section 4 hereof. On or as soon as administratively practicable after the Award Payment Date, Participant will receive a cash payment equal to the number of PSUs constituting the Earned Award multiplied by the average of the closing prices of Citigroup common stock on the NYSE for the twenty (20) trading days immediately preceding the Scheduled Vesting Date.
(e)    Payment of Dividend Equivalents.3 On or as soon as administratively practicable after the Award Payment Date, Participant will receive a cash payment equal to the product of (A) the number of PSUs in Participant’s vested Earned Award multiplied by (B) an amount equal to the sum of all cash dividends (regular and special) declared on a share of Citigroup Inc. common stock after________, 20__4 and on or before the Award Payment Date.

_______________________
2 For a participant who is designated as an MRT, (i) his or her Earned Award, if any, will be converted into share-based instruments that will be deferred and/or held back over the period required by local regulations, (ii) such share-based instruments shall not provide for dividend-equivalents during the deferral period or any required hold-back period, and (iii) at the end of the required applicable deferral or hold-back period, whichever is later, the value of the share-based instruments will be paid to the MRT in cash in local currency.
3 For a participant designated as an MRT, the number of PSUs in his or her vested Earned Award will not be multiplied by sum of all cash dividends as provided for in Section 2(e)(B).
4 Insert the day immediately preceding the first day of the Performance Period.

(f)     Committee Authority. Without limiting the generality of Section 10 hereof, the Committee has exclusive and binding authority to make all determinations relating to the determination of Weighted Average ROTCE, Change in Weighted Average RoTCE, Relative Weighted Average RoTCE performance, RoTCE, Cumulative TBVPS, TSR and the other provisions of the Agreement, to interpret the Agreement, to make all legal and factual determinations relating to the Award, and to determine all questions arising in the administration of the Award and the Agreement, including, without limitation, the reconciliation of any inconsistent provisions, the resolution of ambiguities, the correction of any defects, and the supplying of omissions. Each interpretation, determination or other action made or taken by the Committee will be final and binding on all persons. To the extent permitted by applicable law, the Committee may delegate to one or more employees of the Company some or all of its authority over the administration of the Award. Such delegation need not be in writing. The authority set forth in this Subsection 2(f), to the extent it may be different from the authorities of the Committee set forth in the DIRAP, shall be deemed to be in addition to, and not in limitation of, any such authorities.

3.Cancelation of Award in Certain Circumstances. Notwithstanding anything in this Agreement to the contrary:

(x)    if any of the conditions to settlement set forth in Subsections 3(a) through 3(d) hereof (the “Settlement Conditions”) are determined to have been not satisfied as of the Scheduled Vesting Date (for clause (a) below) or the Award Payment Date (for clauses (b) through (d) below), the Award shall be canceled and upon cancelation of the Award the Participant shall cease to have any rights with respect thereto; and
(y)    the Committee may suspend the settlement of the Award, or any portion thereof, in connection with an investigation or review of the Participant or any event or circumstance that may give rise to a failure of a Settlement Condition to be satisfied or other similar circumstance, in each such case as determined by the Committee, in which case the Committee shall determine as soon as practicable following the completion of such investigation or review whether the Award, to the extent settlement was suspended, is eligible for settlement or shall be canceled.

The Settlement Conditions do not change while the Award is outstanding, regardless of Participant’s status as an active or terminated employee or other change in employment status, or because Participant transfers employment within the Company.

(a)Service-Based Settlement Condition. Settlement of each portion of the Award is conditioned on Participant’s continuous employment with the Company up to and including the Scheduled Vesting Date, unless (i) Participant entered into a written agreement prior to the Award Date with the Company providing otherwise, or (ii) as otherwise provided in Section 4 hereof.
(b)Additional Settlement Condition. Settlement of each portion of the Award is conditioned on (x) the Committee not having determined that Participant (1) received the Award based on materially inaccurate publicly reported financial statements, (2) knowingly provided materially inaccurate information relating to publicly reported financial statements, or (3) has engaged in “gross misconduct” as defined in Subsection 4(e) hereof, it being understood that such definition shall be applied regardless of whether the Company knows of such conduct, or the facts giving rise thereto, prior to the termination of Participant’s employment with the Company or whether Participant’s termination of employment relates to such conduct or facts and (y) the Participant not having materially breached any post-employment covenant set forth in Section 5 hereof.
(c)Additional Settlement Condition. Settlement of each portion of the Award is conditioned on (x) the Committee not having determined that (1)  Participant engaged in behavior (i) constituting misconduct; (ii) constituting the exercise of materially imprudent judgment that caused harm to any of the Company’s business operations; or (iii) that resulted or could result in regulatory sanctions (whether or not formalized) to the Company and/or the Participant; or (2) Participant failed to properly supervise or monitor individuals engaging in, or to properly escalate, in accordance with the Company’s policies, behavior (i) constituting misconduct; (ii) constituting the exercise of materially imprudent judgment that caused harm to any of the Company’s business operations; or (iii) that resulted or could result in regulatory sanctions (whether or not formalized) to the Company and/or the Participant.
(d)Additional Settlement Condition (Material Adverse Outcome). Settlement of each portion of the Award is conditioned on (x) the Committee not having determined that Participant had significant responsibility, whether of a supervisory or direct nature for (1) a material adverse outcome, whether financial reputational or otherwise for Citigroup or any of its businesses or functions or (2) a material violation of any risk limits established or revised by senior management and/or risk management. Without limiting the generality of Section 9, the Committee will have the exclusive discretionary authority to determine and define “significant responsibility,” “material adverse outcome” and “material violation of any risk limits.”
4.Termination of Employment and Other Changes in Status. Except as provided in Section 3(a)(i), if Participant’s employment with the Company terminates or is interrupted, or if Participant’s status changes under the circumstances described below, Participant’s rights with respect to the Award will be affected as provided in this Section 4. If Participant’s employment with the Company terminates for any reason not described below, the Award will be canceled.

    (a)     Voluntary Resignation. If Participant voluntarily terminates his or her employment with the Company and at such time does not satisfy the conditions of Subsection 4(h) or 4(i) hereof, Participant’s rights to the outstanding portions of the Award (i.e., the portion of the Award that would have been eligible for settlement on the Award Payment Date following the Participant’s voluntary termination of employment) will be canceled and Participant will have no further rights of any kind with respect to the Award. For purposes of this Agreement, a termination of employment by Participant that is claimed to be a “constructive discharge” (or similar claim) will be treated as a voluntary termination of employment, unless otherwise required by law.

    (b)     Disability. The Award will continue to be settled on schedule subject to all other provisions of this Agreement during Participant’s approved disability leave pursuant to a Company disability policy. If Participant’s approved disability leave ends in a termination of Participant’s employment by the Company because Participant can no longer perform the essential elements of his or her job, the outstanding portion of the Award will continue to be settled on schedule subject to all other provisions of this Agreement.

    (c)     Leave of Absence. The Award will continue to be settled on schedule subject to all other provisions of this Agreement during a leave of absence that is approved by management of Participant’s business unit and is taken in accordance with applicable Company policy (a “leave of absence”). If Participant’s employment terminates for any reason during a leave of absence, the Award will be treated as described in the applicable provision of this Section 4. If Participant satisfies the conditions of Subsection 4(i) hereof during a leave of absence, any outstanding portion of the Award will continue to be settled on schedule, subject to Subsection 4(i) hereof.

    (d)     Death. If Participant dies on or prior to the Scheduled Vesting Date, the Award will be paid to Participant’s estate after the Earned Award has been determined, subject to the conditions of Section 7.

    (e)     Involuntary Termination for Gross Misconduct. If the Company terminates Participant’s employment because of Participant’s “gross misconduct” (as defined below), or if the Committee determines following termination of Participant’s employment that the Participant’s employment could have been terminated for gross misconduct, settlement of any portion of the Award will cease on the date Participant’s employment is so terminated and Participant will have no further rights of any kind with respect to the Award as of such date. For purposes of this Agreement, “gross misconduct” means (1) competition by the Participant during employment by the Company with the Company’s business operations, (2) “gross misconduct” within the meaning of the Global Disciplinary Review Policy, (3) any circumstance in which Participant (i) is subject to an action taken by a regulatory body or a self-regulatory organization (“SRO”) as a result of his or her act or omission which substantially impairs him or her from performing his or her Company duties; (ii) is materially dishonest in connection with his or her employment by the Company; (iii) breaches his or her fiduciary duty of loyalty to the Company, including but not limited to a breach of an agreement to not solicit Company employees or customers or a breach of an agreement relating to confidential information or intellectual property, regardless of whether that breach occurs during or after employment with the Company; (iv) materially breaches the terms of (A) any offer letter, separation agreement, or other agreement with the Company, (B) the Company’s Code of Conduct, or (C) any other material Company policy (including but not limited to material compliance, control, risk or employment policies); (v) violates any securities or banking law, rule or regulation or the constitution, by-laws, rules or regulations of a regulatory authority or SRO while employed by the Company; (vi) fails to remain licensed to perform his or her Company duties (or, if applicable, fails to obtain all designated licenses within the timeframe(s) set forth in Participant’s offer letter or another employment-related agreement with the Company); or (vii) is convicted of a felony or a crime of breach of trust, money laundering or dishonesty, or participates in a pre-trial diversion program after being charged or indicted for a felony or such crime, in each case of clauses (i) through (vii) above as determined by the Committee.

(f)     Involuntary Termination Other than for Gross Misconduct. If Participant’s employment is terminated by the Company involuntarily other than for gross misconduct, including under a reduction in force or job discontinuance program, the outstanding portion of the Award will continue to be settled on schedule subject to all other provisions of this Agreement. For the avoidance of doubt, the service requirements of Section 3(a) of this Agreement shall apply to participant’s Award if Participant is subsequently rehired by the Company.

(g)     Transfer to a Non-Controlled Group Entity. If (1) Participant’s employment is transferred by the Company to an entity that is not, at the time of or immediately following such transfer, a member of the “controlled group” of Citigroup (as defined below), in connection with a spin-off, sale, joint venture or other similar transaction or circumstance and (2) in connection therewith the Company agrees to remain responsible for payment of the Award on the terms provided herein, then the outstanding portion of the Award will continue to be settled on schedule, subject to all other provisions of this Agreement, and thereafter all references in this Section 4 will be deemed to refer to employment with such entity. For purposes of this Agreement, “controlled group” has the meaning set forth in the first sentence of Treas. Reg. § 1.409A-1(h)(3).

(h)     Voluntary Resignation to Pursue Alternative Career. If Participant has not met the conditions of Subsection 4(i) hereof, and Participant voluntarily resigns from his or her employment with the Company to work in a full-time paid career (i) in government service, (ii) for a bona fide charitable institution, or (iii) as a teacher at a bona fide educational institution, and, if applicable, satisfies any additional requirements that may be imposed by management in accordance with the then applicable guidelines adopted for the purposes of administering this provision (an “alternative career”), the outstanding portion of the Award will continue to be settled on schedule subject to all other provisions of this Agreement and the applicable guidelines (or until such earlier date on which Subsection 4(d) hereof applies); provided that in the event of a resignation described in Clause 4(h)(ii) or (iii) hereof, Participant remains continuously employed in the alternative career (or a new alternative career) until the Scheduled Vesting Date and Participant provides by the Scheduled Vesting Date, if requested by the Company, a written certification of compliance with this provision, in a form satisfactory to the Committee. If an acceptable certification is not provided by the Scheduled Vesting Date, the Award will be canceled.
    (i)     Satisfying the “Rule of 60.”

(i)    Except as provided in Subsection 4(i)(ii) and (iii) hereof, if Participant (1) meets the Rule of 60 (as defined below), and (2) is not, at any time up to the Scheduled Vesting Date (or until such earlier date on which Subsection 4(d) hereof applies), employed, directly or indirectly, by a Significant Competitor of the Company (as defined in Subsection 4(j) hereof), the outstanding portion of the Award will continue to be settled on schedule subject to all other provisions of this Agreement. For purposes of this Agreement, Participant will meet the Rule of 60 if Participant is (A) at least age 50 and has completed at least five full years of service with the Company and Participant’s age plus the number of full years of service with the Company equals at least 60, or (B) under age 50, but has completed at least 20 full years of service with the Company and Participant’s age plus the number of full years of service with the Company equals at least 60 (the “Rule of 60”). Participant’s age and years of service will each be rounded down to the nearest whole number when determining whether the Rule of 60 has been attained.

(ii)    If at the time of Participant’s voluntary termination with the Company, Participant satisfies the requirements of Subsection 4(i)(i)(1)hereof and (1) Participant’s work location is in Massachusetts or (2) Participant is a Massachusetts resident, Participant will be required to sign a separation agreement, in connection with Participant’s termination of employment that contains the Significant Competitor provision described in Subsection 4(j) hereof. In the event the Participant does not sign the separation agreement, or rescinds it within seven business days after signing it, the Award will be canceled under Subsection 4(a) hereof.

(iii)    If at the time of Participant’s voluntary termination with the Company, Participant satisfies the requirements of Subsection 4(j)(i)(1) hereof and (1) Participant’s work location is in California or (2) Participant is a California resident, Subsection 4(j)(i)(2) shall not apply and the outstanding portion of Participant’s Award will continue to be settled on schedule subject to all other provisions of this Agreement notwithstanding any employment referred to therein.

    (j)    Definition of “Significant Competitor;” Certification of Compliance.

(i)    For purposes of this Agreement, a “Significant Competitor” of the Company means any company or other entity designated by the Committee as such and included on a list of Significant Competitors that will be made available to Participant and that may be updated by the Company from time to time in its discretion. Employment by a Significant Competitor includes service on a board of directors or similar governing body of any Significant Competitor (including subsidiaries or affiliates) that is also listed in the full “Compensation Peer Group” in Citigroup’s most recent annual Proxy Statement. For purposes of this Subsection 4(j), “Company" means Citigroup and any of its subsidiaries.

(ii)    Whenever the Award continues to be settled pursuant to Subsection 4(i) hereof following a termination of employment, the settlement of the Award will be conditioned upon Participant’s providing by the Scheduled Vesting Date, if requested by the Company, a written certification that Participant has complied with the terms and conditions of Subsection 4(i) hereof in a form satisfactory to the Company. The list of Significant Competitors in effect at the time Participant terminates employment with the Company and the companies listed in the full “Compensation Peer Group” in Citigroup’s most recent annual Proxy Statement at the time Participant terminates employment with the Company will apply to such certification. If an acceptable certification is not provided by the Scheduled Vesting Date, settlement of the Award will cease as of the date that is immediately prior to such Scheduled Vesting Date, the Award will be canceled, and Participant will have no further rights of any kind with respect to such Award.

5.Post-Employment Covenants.
(a)Solicitation of Employees and Clients. If Participant is subject to the Employment Termination Notice and Nonsolicitation Policy for U.S. Employees (“Notice Policy”), to the extent permitted by law, Participant agrees to the nonsolicitation obligation described in the Notice Policy. If Participant is not subject to the Notice Policy then for the one-year period following the date Participant’s employment with the Company terminates, to the extent permitted by law, Participant agrees that he or she will not (1) engage in any conduct, either individually or in concert with a third party, which, directly or indirectly, causes or attempts to cause any employee to leave the employment of the Company regardless of whether the solicitation for employment originates from the Company employee, or hire, or participate directly or indirectly in the hiring of, on his or her own behalf or on behalf of another person, any person who is or, during the preceding six months was, an employee of the Company, or (2) directly or indirectly, induce or otherwise counsel, advise, encourage or solicit, including through the use of social media, any client of the Company whom Participant serviced or had substantial contact with during his or her employment to terminate its relationship with the Company or to transfer assets away from or otherwise reduce its business with the Company. For the avoidance of doubt, this Section 5(a), shall not apply if Participant’s work location is in California or Participant is a California resident on the date of his or her termination of employment by the Company.

(b)Cooperation. Upon reasonable request, the Participant shall make himself or herself available to the Company to furnish full and truthful information concerning any event which took place during Participant’s employment. Upon reasonable request, as deemed necessary by the Company, the Participant shall make himself or herself available to the Company to furnish full and truthful consultations concerning any potential or actual litigation. Participant shall furnish the information as soon as is practical after a request from the Company is received. The Company shall reimburse Participant for the reasonable cost of all Participant’s travel, lodging, meals and any loss of compensation suffered by Participant from his current employer as a result of time spent furnishing information.

6.Settlement and Transferability.
(a)If all applicable conditions to settlement of any portion of the Award have been satisfied as of the Scheduled Vesting Date, the Award will be settled through payment or distribution of cash as soon thereafter as is administratively practicable, except as may be provided elsewhere in this Agreement, including without limitation clause (y) in the first sentence of Section 3 hereof (a “Delayed Settlement”). In all circumstances, settlement is subject to receipt by the Company of the information necessary to make required tax payments and submission of appropriate documentation of compliance.
(b)No portion of the Award may be sold, pledged, hypothecated, assigned, margined or otherwise transferred, other than by will or the laws of descent and distribution, and neither the Award nor any interest or right therein will be subject to the debts, contracts or engagements of Participant or his or her successors in interest or will be subject to disposition by transfer, alienation, anticipation, pledge, encumbrance, assignment or any other means whether such disposition be voluntary or involuntary or by operation of law, by judgment, lien, levy, attachment, garnishment or any other legal or equitable proceedings (including bankruptcy or divorce), and any attempted disposition thereof will be null and void, of no effect, and not binding on the Company in any way. Participant agrees that any purported transfer will be null and void, and will constitute a breach of this Agreement causing damage to the Company for which the remedy will be cancelation of the Award. During Participant’s lifetime, all rights with respect to the Award will be exercisable only by Participant, and any and all payments in respect of the Award will be to Participant only. The Company will be under no obligation to entertain, investigate, respect, preserve, protect or enforce any actual or purported rights or interests asserted by any creditor of Participant or any other third party in the Award, and Participant agrees to take all reasonable measures to protect the Company against any such claims being asserted in respect of the Award and to reimburse the Company for any and all reasonable expenses it incurs defending against or complying with any such third-party claims if Participant could have reasonably acted to prevent such claims from being asserted against the Company.
(c)Citigroup may assign the legal obligation to pay Participant’s vested Earned Award to Participant’s employer without the consent of Participant.

7.Clawback and Right of Set-Off.
(a)Clawback. If it is determined by the Committee not later than three years following the settlement of any portion of the Award (whether following an investigation or otherwise) that any Settlement Condition that was treated as satisfied in connection with the settlement of such portion was, in fact, not satisfied (whether by reason of events occurring prior to, on or after any such Scheduled Vesting Date), Participant is obligated upon demand, to pay to Citigroup (i) any amount paid to Participant in connection with such settlement and (ii) the gross amount paid to any other person in connection with such settlement, in each case, without reduction for any cash withheld to satisfy withholding tax or other obligations in connection with such settlement. No portion of the Award shall be deemed to have been fully earned for any purpose unless and until the rights of Citigroup to claw back such portion under this Subsection 7(a) have lapsed.

(b)Right of Set-Off. Participant agrees that the Company may, to the extent determined by the Committee to be permitted by applicable law and consistent with the requirements to avoid tax under Section 409A of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), (x) retain for itself funds or securities otherwise payable to Participant pursuant to the Award or any award under any award program administered by the Company to offset (i) any amounts paid by the Company to a third party pursuant to any award, judgment, or settlement of a complaint, arbitration, or lawsuit of which Participant was the subject; or (ii) any outstanding amounts (including, without limitation, travel and entertainment or advance account balances, loans, clawback or other repayment obligations under this Agreement or any award agreement, or any obligations pursuant to a tax-equalization or housing allowance policy or other expatriate benefit) that Participant owes the Company or its affiliates and (y) if Participant recovers any amount in the nature of severance pay or compensation for hypothetical or potential future services in connection with any legal claim or action alleging violation of law relating to Participant’s employment or termination thereof, whether by reason of a decision or settlement of such claim, reduce the amount to be paid in connection with the settlement of the Award following the termination of Participant’s employment, on a dollar-for-dollar basis, by the pre-tax amount required to be paid for the Participant’s account (including legal fees) in connection with such claim or action. The Company may not retain any funds or securities described in Clause 7(b)(x) hereof, or set-off obligations or liabilities described in such Clause, as described above, until such time as they would otherwise be distributable or payable to Participant in accordance with the applicable award terms. Only after-tax amounts will be applied to set-off any such obligations and liabilities and Participant will remain liable to pay any amounts that are not thereby satisfied in full.

(c)Dodd-Frank Clawback Provisions. Notwithstanding any provision of this Agreement to the contrary, if Participant is a “Covered Individual,” as defined in the Citigroup Inc. Dodd-Frank Clawback Provisions (the “Clawback Provisions”), Participant’s Award and any other compensation paid or payable to Participant pursuant to this Agreement may be subject to recovery by the Company if the Committee determines, in its sole discretion, that Participant received “Erroneously Awarded Compensation,” as defined by the Clawback Provisions. Furthermore, if Participant is a Covered Individual on the Award Date, or becomes a Covered Individual at any time while this Award is outstanding, then in exchange for the benefits provided by this Award, Participant hereby acknowledges and agrees that the Clawback Provisions shall be applicable to any component of the Participant’s DIRAP awards that would otherwise be subject to recovery pursuant to the Clawback Provisions.

8.Consent to Electronic Delivery. In lieu of receiving documents in paper format, Participant hereby agrees, to the fullest extent permitted by law, to accept electronic delivery of all documents that Citigroup may be required to deliver (including, but not limited to, the Agreement and all other forms or communications) in connection with the Award and any other prior or future incentive award or program made or offered by Citigroup or its predecessors or successors. Electronic delivery of a document to Participant may be via (x) a Company service provider such as DocuSign, or (y) a Company e-mail system or by reference to a location on a Company intranet or secure internet site to which Participant has access.
9.Plan Administration, Determinations and Interpretations. The Committee has sole, final and binding exclusive discretionary authority to (x) make findings of fact, interpretations, calculations, conclusions and other determinations under or with respect to the Agreement or any other communication, relating in any way to the Award and (y) establish and operationalize administrative procedures to implement the terms of the Award.
10.Adjustments to Awards.

(a)    Capital Structure. In the event of any change in the capitalization of Citigroup on account of (i) an extraordinary dividend, stock dividend, stock split, reverse stock split or similar equity restructuring; or (ii) a combination or exchange of equity securities, merger, consolidation, recapitalization, reorganization, divestiture, acquisition or distribution (other than ordinary cash dividends) of assets to stockholders, or other similar event affecting the capitalization of Citigroup, to the extent necessary to prevent the enlargement or diminution of the rights of Participant, the Committee will make appropriate equitable adjustments to the Award (including the determination of Change in Weighted Average RoTCE, Relative Weighted Average RoTCE performance, RoTCE, and Cumulative TBVPS), which adjustments will not require the consent of Participant.

    (b)    Equitable Adjustments. If an event, or series of similar or related events, occurs with respect to the Company that renders, in the determination of the Committee, either or both of the performance measures set forth in Section 2(b) to no longer be appropriate, then the Committee will make appropriate equitable adjustments to the Award (including the determination of Change in Weighted Average RoTCE, Relative Weighted Average RoTCE performance, RoTCE and Cumulative TBVPS) to the extent necessary to prevent the enlargement or diminution of the rights of Participant. In the event of an unusual or non-recurring event affecting Change in Weighted Average RoTCE, Relative Weighted Average RoTCE Performance, RoTCE, or Cumulative TBVPS or a change in applicable tax laws or accounting principles, the Committee will make appropriate equitable adjustments to the Award (including the determination of Change in Weighted Average RoTCE, Relative Weighted Average RoTCE performance, RoTCE and Cumulative TBVPS), to the extent necessary to prevent the enlargement or diminution of the rights of Participant, which adjustments will not require the consent of Participant.

(c)    Compliance Modifications. The Committee retains the right to modify the Award if required to comply with applicable law, regulation, or regulatory guidance (including applicable tax law) without the consent of Participant. Citigroup will furnish or make available to Participant a written notice of any modification through a brochure supplement or otherwise, which notice will specify the effective date of such modification. Any other adverse modification not elsewhere described in this Agreement will not be effective without Participant’s written consent.

(d)    Comparison Group. If, during the Performance Period, one or more companies in the Comparison Group merges, engages in a spin-off or otherwise experiences a material change in its business activities or it or one of its primary businesses shall terminate or cease due to receivership, bankruptcy, sale, or otherwise, then the Committee shall eliminate such company from the Comparison Group or make other adjustments to the Comparison Group, such as adding an acquirer or a new company to the Comparison Group, to the extent necessary to prevent the enlargement or diminution of the rights of Participants, with any such changes having effect for purposes of all calculations hereunder. In any of these events, the approach to determining percentiles shall also be equitably adjusted by the Committee, to the extent necessary to prevent the enlargement or diminution of the rights of Participants.

(e)    Adverse Consequences. Neither the Committee nor Citigroup will be liable to Participant for any additional personal tax or other adverse consequences of any adjustments that are made to the Award.

11.Taxes and Tax Residency Status.
(a)    Compliance. By accepting the Award, Participant agrees to pay all applicable taxes (or hypothetical tax if Participant is subject to tax equalization or tax protection pursuant to a Citigroup Expatriate policy) and to file all required tax returns in all jurisdictions where Participant is subject to tax and/or an income tax filing requirement, without regard to the amount withheld or reported. To assist Citigroup in achieving full compliance with its obligations under the laws of all relevant taxing jurisdictions, Participant agrees to keep complete and accurate records of his or her income tax residency status and the number and location of travel and workdays outside of his or her country of income tax residency from the date of the Award until the settlement of the Award. Participant also agrees to provide, upon request, complete and accurate information about his or her tax residency status to Citigroup during such periods, and confirmation of his or her status as a (i) U.S. citizen, (ii) holder of a U.S. green card, or (iii) citizen or legal resident of a country other than the U.S. Participant will be responsible for any tax due, including penalties and interest, arising from any misstatement by Participant regarding such information. The Award will be subject to cancelation if Participant fails to make any such required payment.

(b)    Withholding. To the extent the Company is required to withhold tax in any jurisdiction upon the settlement of the Award or at such times as otherwise may be required in connection with the Award, Participant acknowledges that the Company may (but is not required to) provide Participant alternative methods of paying the Company the amount due to the appropriate tax authorities (or to the Company, in the case of hypothetical tax), as determined by the Committee. If no method of tax withholding is specified at or prior to the time any tax (or hypothetical tax) is due on the Award, or if Participant does not make a timely election, the Company will withhold the applicable amount from the payment made to Participant to fund any or any portion of tax that is required by law to be withheld. If Participant is a current or former Citigroup Expatriate subject to tax equalization, Participant agrees to promptly pay to the Company, in cash (or by any other means acceptable to the Committee), the excess of the amount of hypothetical tax due over the tax withheld with respect to the Award. Participant agrees that the Committee may require that some or all of the tax (or hypothetical tax) withholding obligations in connection with the Award must be satisfied in cash only, that timely payment of such amounts when due will be considered a condition to settlement of the Award, and that if the required amounts are not timely remitted to the Company, the Award may be canceled.

12.Entire Agreement; No Right to Employment. The Legal Documents set forth the entire understanding between the Company and Participant regarding the Award and supersede all other written, oral, or implied understandings between the parties hereto about the subject matter hereof, including any written or electronic agreement, election form or other communication to, from or between Participant and the Company. Nothing contained herein or in any incentive plan or program documents will confer upon Participant any rights to continued employment or employment in any particular position, at any specific rate of compensation, or for any particular period of time.
13.Compliance with Regulatory Requirements. The Award may be subject to the applicable law (including tax laws) and regulatory guidance in multiple jurisdictions, and will be administered and interpreted consistently with such law and regulatory guidance, including but not limited to Section 409A and Section 457A of the Code.
14.Section 409A and Section 457A Compliance.
(a)    Tax Liability. Participant understands that as a result of Section 409A and/or Section 457A of the Code, if Participant is a U.S. taxpayer he or she could be subject to adverse tax consequences if the Award or the plans and program documents are not administered in accordance with the requirements to avoid tax under Section 409A or Section 457A. Participant further understands that if Participant is a U.S. taxpayer, and the Award is considered to be a “nonqualified deferred compensation plan” and Participant’s employer is considered to be a “nonqualified entity” (as such terms are defined in Section 409A and/or Section 457A of the Code), Participant could be subject to accelerated income recognition or other adverse tax consequences with respect to all or a portion of the Award if Citigroup fails to modify the Award. Participant acknowledges that there is no guarantee that the Award, or any amendment or modification thereto, will successfully avoid unintended tax consequences to Participant and that the Company does not accept any liability therefor.

(b)    Specified Employees. If the Award is subject to Section 409A of the Code, this Agreement may not be amended, nor may the Award be administered, to provide for any payment of the Award to occur upon any event that would constitute a “separation from service” (within the meaning of Section 409A of the Code) if Participant is a “specified employee” (within the meaning of Treas. Reg. § 1.409A-1(i)(1)) at the time of such Participant’s “separation from service,” unless it is provided that the distribution or payment will not be made until the date which is six months from such “separation from service,” or, if earlier, the date of Participant’s death and that during such six-month deferral period, Participant will not be entitled to interest, notional interest, dividends, dividend equivalents, or any compensation for any loss in market value or otherwise which occurs with respect to the Award during such deferral period.
(c)    Delayed Settlement. If the Award is subject to Section 409A of the Code and there is a Delayed Settlement that extends beyond December 31 of the year in which the Award Payment Date occurs, unless Participant timely complies with the notification and enforcement provisions of Treas. Reg. § 1.409A-3(g), the Company has full and sole discretionary authority to modify the Award in order to avoid a violation of Section 409A of the Code.

15.Arbitration; Conflict; Governing Law; Severability.
(a)    Arbitration Any and all disputes, claims or controversies related to or arising out of the Award or the Legal Documents, including, without limitation, any claim that an Award, in whole or in part, should have been, but was not made, or that this Agreement or any of the

Legal Documents is void, voidable, invalid, unlawful or unenforceable (each a “Dispute”), will be finally and conclusively resolved by binding arbitration in accordance with the Company’s arbitration policies, as in effect from time to time. In the absence of a Company arbitration policy that is applicable to you or your Award and your work location is outside of the United States at the time of the commencement of a Dispute, you irrevocably agree that (1) any such Dispute will be finally and conclusively resolved on an individual basis by binding arbitration administered by the American Arbitration Association (“AAA”) in accordance with its International Dispute Resolution Procedures in effect at the time of commencement of any such arbitration (collectively, the “Rules”), except as such Rules are otherwise modified or expanded as set forth in Citi’s Arbitration Policy, which is available on Citi For You, (2) the place of such arbitration shall be New York, New York, United States of America, and (3) any claim or dispute concerning the interpretation, application or validity of this provision shall be heard and decided exclusively by the United States District Court for the Southern District of New York (the “Southern District”), and by any court having appellate jurisdiction over the Southern District, and in the event that the Southern District lacks jurisdiction over the subject matter of any such action or proceeding, the sole alternative forum for any such action or proceeding shall be the Supreme Court of the State of New York for the County of New York

(b)    Conflict. In the event of a conflict between this Agreement and the DIRAP plan document, this Agreement will control.

(c)    Governing Law. This Agreement will be governed by the laws of the State of Delaware (regardless of conflict of laws principles) as to all matters, including, but not limited to, the construction, application, validity and administration of the Company’s incentive award programs.

(d)    Severability. Except as otherwise provided below, Participant understands and acknowledges that the terms and conditions set forth herein, including without limitation Sections 3 through 7 hereof, are included herein for the purpose of ensuring sound incentive compensation practices. Therefore, the terms of this Agreement are intended not to be severable, so that if any provision of this Agreement, including without limitation any provision of Sections 3 through 7 hereof, is held void, unlawful, or unenforceable under any applicable statute or other controlling law (1) the remainder of this Agreement, including in particular but without limitation the obligations of the Company in respect of settlement of the Award, will be invalidated and deemed to be unenforceable and (2) any amount previously paid or distributed in settlement of the Award shall be considered to have been distributed in error and Participant shall repay or return such payment or distribution in accordance with Section 7 hereof. Notwithstanding the foregoing, the parties acknowledge and agree that (a) the arbitration agreement set out in Subsection 15(a) hereof is a separate and severable contract between them and that any dispute as to the enforceability or validity of this arbitration agreement, or as to the arbitrability of arbitral jurisdiction over any claim, shall be heard and decided by the arbitrators, and not by any court, and that this arbitration agreement shall survive the termination or expiration of this Agreement, (b) if only the arbitration provision set forth in Subsection 15(a) is held to be unenforceable, then Subsection 15(a) shall be severable from the remaining provisions of this Agreement.

16. Disclosure Regarding Use of Personal Information.

(a)    Data Protection Statement and Use of “Personal Information.”

(i)    Where the General Data Protection Regulation (2016/679) (“GDPR”) applies, please refer to the Data Protection Statement attached as Schedule 1.

(ii)    Where the GDPR does not apply, the following provisions apply:

In connection with the grant of the Award, and any other award under other incentive award programs, and the implementation and administration of any such program, including, without limitation, Participant’s actual participation, or consideration by the Company for potential future participation, in any program at any time, it is or may become necessary for the Company to collect, transfer, use, and hold certain personal information regarding Participant in and/or outside of Participant’s country of employment.

The “personal information” that the Company may collect, process, use, store and transfer for the purposes outlined above includes Participant’s name, nationality, citizenship, tax or other residency status, work authorization, date of birth, age, government/tax identification number, passport number, brokerage account information, GEID or other internal identifying information, home address, work address, job and location history, compensation and incentive award information and history, business unit, employing entity, and Participant’s beneficiaries and contact information. Participant may obtain more details regarding the access and use of his/her personal information, and may correct or update such information, by contacting his/her human resources representative or local equity coordinator.

Use, transfer, storage and processing of personal information, electronically or otherwise, shall be for the performance of this Agreement and the Company’s internal administration of its incentive award programs, and in connection with tax or other governmental and regulatory compliance activities directly or indirectly related to an incentive award program, including the prevention, detection and prosecution of crime or other grounds of public interest. In accordance with the Company’s personal information and data policies and standards, personal information may be stored in, or accessed from or transferred to countries where data privacy laws may not be as protective as those in the country from which the personal information was provided. Participant agrees to the processing of personal information as described herein under confidentiality and privacy terms to the same standard set out herein. For such purposes only, personal information may be used by third parties retained by the Company to assist with the administration and compliance activities of its incentive award programs, and may be transferred by the company that employs (or any company that has employed) Participant from Participant’s country of employment to other Citigroup entities and third parties located in the United States and in other countries. Specifically, those parties that may have access to Participant’s information for the purposes described herein include, but are not limited to, (i) human resources personnel responsible for administering the award programs, including local and regional equity award coordinators, and global coordinators located in the United States; (ii) Participant’s U.S. broker and equity account administrator and trade facilitator; (iii) Participant’s U.S., regional and local employing entity and business unit management, including Participant’s supervisor and his/her superiors; (iv) the Committee or its designee, which is responsible for administering the Stock Incentive Plan; (v) Citigroup’s technology systems support team (but only to the extent necessary to maintain the proper operation of electronic information systems that support the incentive award programs); and (vi) internal and external legal, tax and accounting advisors (but only to the extent necessary for them to advise the Company on compliance and other issues affecting the incentive award programs in their respective fields of expertise). At all times, Company personnel and third parties will be obligated to maintain the confidentiality of Participant’s personal information except to the extent the Company is required to provide such information to governmental agencies or other parties. Such action will always be undertaken only in accordance with applicable law.

(b)     Participant’s Consent (not applicable where the GDPR applies). BY ACCEPTING THE AWARD, PARTICIPANT EXPLICITLY CONSENTS (I) TO THE USE OF PARTICIPANT’S PERSONAL INFORMATION FOR THE PURPOSE OF BEING CONSIDERED FOR PARTICIPATION IN FUTURE EQUITY, DEFERRED CASH OR OTHER AWARD PROGRAMS (TO THE EXTENT HE/SHE IS ELIGIBLE UNDER THE TERMS OF SUCH PLAN OR PROGRAM, AND WITHOUT ANY GUARANTEE THAT ANY AWARD WILL BE MADE); AND (II) TO THE USE, TRANSFER, PROCESSING AND STORAGE, ELECTRONICALLY OR OTHERWISE, OF HIS/HER PERSONAL INFORMATION, AS SUCH USE HAS OCCURRED TO DATE, AND AS SUCH USE MAY OCCUR IN THE FUTURE, IN CONNECTION WITH THIS OR ANY OTHER EQUITY OR OTHER AWARD, AS DESCRIBED ABOVE.

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SCHEDULE 1- DATA PROTECTION STATEMENT (APPLICABLE WHERE THE GDPR APPLIES)

Data Controller	Citigroup Inc.
Data Protection Officer(s)
EU/EEA Data Protection Officer
[Contact information intentionally omitted]

UK Data Protection Officer
[Contact information intentionally omitted]

Swiss Data Protection Advisor
Citi
[Contact information intentionally omitted]

Purpose and grounds for data processing
Implementation and administration of DIRAP and CAP, including, a participant’s actual participation, or consideration by the Company for potential future participation, in any similar or equivalent award plan or program.
Data processing is necessary for the performance of this Agreement to which you, the data subject, are party, or in order to take steps in connection with the Company considering you for any future participation in any similar or equivalent award plan or program.

Retention period
The Company will hold your personal information on its systems for the longest of the following periods: (i) as long as is necessary during your participation in DIRAP or CAP; (ii) any retention period that is mandated by law; (iii) the Compensation Planning retention periods set out in the Company’s Retention Management Policy which are measured from maturity or from DIRAP or CAP being superseded as follows:
Lithuania staff: 6 years
Malta and Romania staff: 10 Years
The UK and all other 24 EU countries: 7 Years
US Persons: 6 Years

Categories of Personal Information	Participant’s name, nationality, citizenship, tax or other residency status, work authorization, date of birth, age, government/tax identification number, passport number, brokerage account information, GEID or other internal identifying information, home address, work address, job and location history, compensation and incentive award information and history, business unit, employing entity, and Participant’s beneficiaries and contact information.

Recipients of Personal Information
(i) Human resources personnel responsible for administering the award programs, including local and regional equity award coordinators, and global coordinators located in the United States;
(ii) Participant’s U.S. broker and equity account administrator and trade facilitator;
(iii) Participant’s U.S., regional and local employing entity and business unit management, including Participant’s supervisor and his/her superiors;
(iv) The Committee or its designee, which is responsible for administering the Plan, DIRAP and CAP;
(v) The Company’s technology systems support team (but only to the extent necessary to maintain the proper operation of electronic information systems that support the incentive award programs); and
(vi) Internal and external legal, tax and accounting advisors (but only to the extent necessary for them to advise the Company on compliance and other issues affecting the incentive award programs in their respective fields of expertise).

Details of transfers outside the EU	Participant’s personal data may be transferred to the United States or another country that has not been certified by the European Commission as offering equivalent or "adequate protection" to the EU country of your last employment (or current residence). Information that is transferred between Citigroup and its affiliates is done in accordance with the Company’s Binding Corporate Rules. Where personal data is transferred to non-affiliated organizations (for the execution of investments, payments or any other transactions), the Company shall procure that such non-affiliated organizations agree to a similar level of protection as is provided under the Company’s Binding Corporate Rules.
Individual rights
Under the General Data Protection Regulation (EU) 2016/679 individuals have data subject rights including the right to access and correct personal data for data processed by or on behalf of any entity affiliated with the Company in the EU/EEA. You may exercise these rights by sending a written request to the EMEA Chief Privacy Officer identified above.

Right to complain
If you are unhappy with the way the Company has handled your personal information or any privacy query or request that you have raised with the EMEA Chief Privacy Officer, you have a right to lodge a complaint with a competent supervisory authority, in particular in the Member State of your habitual residence or place of work, of an alleged infringement of the GDPR.

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